Exhibit 99.2

                             SERVICER'S CERTIFICATE

                         THE ROYAL BANK OF SCOTLAND PLC

      The undersigned, a duly authorised representative of The Royal Bank of Scotland plc ("RBS"), as Servicer pursuant to the beneficiaries servicing agreement (dated 27 March 2000 and amended and restated on 28 September 2000) (the "Beneficiaries Servicing Agreement") by and between RBS Cards Securitisation Funding Limited, as Investor Beneficiary, RBS and RBS Advanta, as Transferor Beneficiary, does hereby certify that:

      RBS is the Servicer under Beneficiaries Servicing Agreement.

      The   undersigned   is  duly   authorised  to  execute  and  deliver  this
Certificate.

      A review of the activities of the Servicer during the period from January 1, 2005 until December 31, 2005 was conducted under the supervision of the undersigned.

      Based on such review, the Servicer has, to the best of the knowledge of the undersigned, fully performed all its obligations under the Beneficiaries Servicing Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set out in paragraph 6 below.

      The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Beneficiaries Servicing Agreement, including any Supplement, known to the undersigned to have been made during such period which sets out in detail (i) the nature of each such default,
(ii) the action taken by the  Servicer,  if any, to remedy each such default and
(iii) the current status of each such default:

      None

      IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 30th day of March, 2005.


      /s/ Colin Baillie
      ----------------------------

      Name:  Colin Baillie

      Title: Director, Finance, Cards Finance